Kala Investment Corp.
Ethics Policy

1. Statement of Purpose

This Policy is specifically designed to establish procedures that comply with the requirements imposed on Kala Investment Corp. (ACompany=) under the Investment Company Act of 1940(A1940 Act=) and, in particular, the requirements of Rule 17j-1 under that Act.<FN1> The reporting and review procedures prescribed by this Policy, as it may be amended from time to time, are also designed to comply with the requirements of the Insider Trading and Securities Fraud Enforcement Act of 1988.

The provisions of this Policy apply to all persons who are designated as AAccess Persons= as defined below. Access Persons should be aware that the reporting Requirement apply to securities transactions effected by an Access Person for his or her own account (APersonal Securities Account=) and to transactions effected in any securities account (ARelated Account=) in which such Access Person has a Beneficial Ownership Interest.

Access Persons are required to read and to be familiar with this Policy and to certify, at least annually, that he or she understands the Policy and has complied with it. In reviewing this Policy, Access Persons should pay particular attention to the precise meaning of the following terms:
Access Person, Beneficial Interest, Covered Security, Personal Securities Account, and Related Account. These terms are defined below. The Policy also requires the Company to establish and maintain certain records relating to information submitted pursuant to this Policy.

The imposition of sanctions for violations of these Polices shall be at the discretion of the Company=s Board of Directors. At minimum, a written record of each incident shall be prepared and maintained for review in connection with the preparation of the Company=s required filings with the SEC and presentations to the Company=s Board. Under certain circumstances, violations of this Policy may subject individual Access Persons, or the Company itself, to enforcement action by the Securities and Exchange Commission (ASEC=) or other regulatory authorities. All matters relating to this Policy should be referred to Mr. Arthur Udell, who shall serve as the officer (ACode Officer=) responsible for compliance with this Policy or counsel to the Company.


2. Definitions.

An individual is an AAccess Person= of the Company if he or she is an officer or director of the Company or an individual who is in a control relationship to the Company and obtains information concerning recommendations made to the Company with regard to the purchase or sale of Covered Securities. Note: Although exempt from certain reporting requirements, Independent Directors of the Company are AAccess Persons.=

A person has a ABeneficial Interest= in a security if he or she is the owner of the security or if the security is owned by his or her spouse,
minor children or a relative who shares his or her home.   A person may
also be considered to have a beneficial interest in a security if, by reason of any contract, understanding, relationship, agreement or other arrangement, he or she enjoys benefits that are substantially the equivalent of direct ownership of the securities or if he or she can acquire or reacquire title to such securities in the future.

A security is a ACovered Security= unless it is a direct obligation of the
U. S. Government, issued by a mutual fund or one of the following: bankers= acceptance, bank certificate of deposit, commercial paper or high quality short-term debt instrument (including repurchase agreements).

APersonal Securities Account= means any brokerage or bank trading account held in the name, or for the benefit of, an Access Person.

ARelated Account= means any account in which an Access Person has a Beneficial Interest or has direct, indirect or shared influence or control.

3. Reporting Requirements

Five Point Summary

_ Each Access Person (except Independent Directors) must submit to the
  Company a quarterly report on every transactions involving a Covered Security effected in any Personal Securities Account or Related Account during the preceding quarter.

_ Each Access Person (except Independent Directors) must submit to Company a list of all Personal Securities Accounts and Related Accounts in which any Access Person has a Beneficial Interest.

_ Each Access Person (except Independt Directors) must submit to the
  Company an initial statement of his or her holdings of Covered Securities.

_ Each Access Person (except Independent Directors) must submit to the
  Company an annual statement of his or her holdings of Covered Securities.

_ No Access Person (except Independent Directors) may acquire an interest in an offering of securities that are exempt from registration under the Securities Act of 1933 (APrivate Placements= or ALimited Offering Securities=) or any initial public offering unless approval of such acquisition is requested and approved in writing by the Code Officer in advance of the purchase.

_ Every Access Person (including Independent Directors) will be required annually to certify that he or she has complied with those reporting requirements to which he or she is subject under this Policy.

1. Applicability.

The reporting requirement set forth in B and C of this Section III must be satisfied by each Access Person of the Company except those directors (AIndependent Directors=) who are not Ainterested persons= of the company within the meaning of Section 2(a)(19) of the 1940 Act. This exception is more fully discussed in Appendix B-1.

2. Identification of Securities Accounts

Every Access Person must submit a list of all accounts held with any broker, bank or investment adviser in which he or she has a Beneficial Interest.
The first such report shall be made on or before January 10, 2001 or within 10 days of the date of hire. Such report shall be substantially in the form Appendix A-1 to this Policy. Each listing must include (i) the name of the broker, dealer or bank with whom the Access Person who established the account; (ii) the date the account was established; and (iii) the date that the report is submitted by the Access Person.

B.	Submission of Quarterly Reports

Within 10 days of the end of each calendar quarter, every Access Person shall submit to the Code Officer a report of every transaction in a Covered Security effected in any Personal Securities Account or any Related Account during such quarter. Thus, reports are due on the 10th day of January, April, July and October. The report shall be substantially in the form of Appendix A-2 to this Policy. Each Quarterly Report must include: (i) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved; (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (iii) the price of the Covered Security at which the transaction was effected; (iv) the name of the broker, dealer or bank with or through which the transaction was effected; and (v) the date that the report is submitted by the Access Person.

C.	Additional Reports To be Submitted by Access Persons

(i)	Identity of Access Persons.

An individual will be deemed an "Access Person" for purposes of this Policy in accordance with the analysis set forth in such Appendix .
Those individuals who have been deemed Access Persons are listed in Appendix B-1; individuals who become Access Persons in the future will be notified of their status by the Company.

(ii)	Initial Holdings Statement.

Every Access Person shall submit to the Company an initial statement of his or her holdings of Covered Securities ("Initial Holdings Statement"). This statement must be submitted within 10 days of the date on which such person becomes an Access Person, except that, in the case of individuals who were Access Person on February 29, 2000, no such initial statement must
be submitted.   The Initial Holdings Statement shall be substantially in the form of Appendix A-3 to this Policy.  Each Initial Holdings
Statement must include: (a) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;
(b) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and (c) the date that the report is submitted by the Access Person.

(iii)	Annual Holdings Statement.

On or before January 30 of each year, every Access Persons must submit an Annual Holdings Statement, which Annual Holdings Statement must be current as of December 31 of the immediately preceding year. The Annual Holdings Statement shall be substantially in the form of Appendix A-3 to this Policy. Each Annual Holdings Statement must include: (a) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person; (b) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and (c) the date that the report is submitted by the Access Person.

D.	Annual Certification

Every Access Person must certify, in substantially the form of Appendix A-5 that he or she is familiar with the provisions of this Policy and has complied with such Policy during the preceding calendar year. This certification shall be submitted on or before January 10th of each calendar year.

E.	Exempted Accounts/Exempted Transactions

With the approval of the Code Officer, Access Persons may arrange for the Company to receive duplicate confirmations of transactions involving Covered Securities in lieu of filing Quarterly Reports. Duplicate confirmation must contain all information required to be included in a quarterly report and must be received by the Code Officer within five (5) dates of the transaction involved. [Note: Initial Holdings Reports and Annual Holdings Reports would still be required to be filed by Access Persons.]

Neither the quarterly Reporting requirement or Holdings Statements are required with respect to transactions affected for, or Covered Securities held in, any account over which the Access Person has no direct or indirect
influence or control.   A determination as to whether any securities account
or transaction may be within the scope of this exception must be made, in writing, by the Code Officer or by the Company's Board of Directors. If in doubt as to whether an Access Person has a Beneficial Interest in any securities account, the Access Person may state on any form required to be completed under the provisions of this Code that he/she disclaims any beneficial ownership in the securities involved.


4. Insider Trading Policy

Five Point Summary

_ The making of investment decisions based on Amaterial= Ainside information= is prohibited;

_ Communicating Amaterial= Ainside information= to others is prohibited.

_ Information is Ainside information= if it is not generally known to the marketplace.

_ Information is considered Amaterial= if is likely to be considered important by a reasonable investor in making an investment decision.

_ Violation of the Company=s Insider Trading Policy can result in violations of Federal law that may carry civil and/or criminal penalties.

1. Prohibition.

The Company forbids any Access Person from trading, either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This
conduct is frequently referred to as "insider trading."   The Company
prohibits any employee from trading, either personally or on behalf of others (including any funds and private accounts managed by the Company) on material inside information and prohibits communication or dissemination of material inside information to others (Atipping=) in violation of the law. The Company=s policy applies to every officer, director and employee and extends to activities within and outside their duties at the Company.

2. What is Insider Trading?

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits: trading by an insider, while in possession of material nonpublic information, or trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or communicating material nonpublic information to others.

3. Identifying Inside Information.

Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

   Is this information that an investor would consider important in making his or her investment decisions?

   Is this information that would substantially affect the market price of the securities if generally disclosed?

   What is the source of the information?

   Has the information been effectively communicated to the marketplace? <FN2>


If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should report the matter to the Board of Directors or Code Officer and refrain from trading with respect to the security involved and refrain from communicating the information in question to any one other than the Board of Directors or Code Officer, either inside or outside of the Company until you have received instructions on the matter from the Board of Directors or Code Officer.
The elements of insider trading and the penalties for such unlawful conduct are discussed below.

1. Who is an Insider?

The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, The Company may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the individual to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the individual will be considered an insider.

2. What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. <FN3>

3. What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

4. What are the Penalties for Insider Trading?

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include civil injunctions, treble damages, disgorgement of parties, jail sentences, fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefitted, and fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided. In addition, any violation of this policy statement can be expected to result in serious sanctions by The Company, including dismissal of the persons involved.


5. Company Responsibilities:  Review and Record Keeping

Five Point Summary

_ All Access Persons will be reminded each quarter of their reporting obligations under this Policy

_ The determination of who shall be deemed an Access Person shall be made by the Company?s Board of Directors. A current list of such Access Persons shall be maintained as Appendix B to this Policy.

_ The Code Officer shall review all Quarterly Reports with a view to determining whether any reported transactions may have violated this Policy.

_ The Code Officer shall be responsible for assuring that all records required to be maintained under Rule 204-2 of the Advisers Act and Rule 17j-1 of the 1940 Act are maintained in the manner prescribed.

_ The Code Officer shall at least annually certify to the Board of Directors the Company this Policy remains in effect and is adequate to assure that Access Persons do not violated its provisions.


C.	Review Procedures; Procedures to be Followed in the Event of a Violation.

The Code Officer shall, following receipt of the various reports required to be made under the policy, consider (i) whether any personal securities transaction evidences an apparent violation of this policy; and (ii) whether any apparent violation of the reporting requirement has occurred. Upon making a determination that a violation of this Code, including its reporting requirements, has occurred, the Code Officer shall report such violations to the Firm's Board of Directors, which shall determine what actions, if any, should be taken. The Code Officer shall prepare quarterly reports with respect to any material trading violation under this Policy;
any such reports shall be provided to the Board of Directors, as appropriate.

D.	Required Records.

The Company will maintain records relating to this Policy in the manner and to the extent et out below, and will make these records available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:

(i)	  A copy of this policy and the Firm's prior policy shall be maintained in an easily accessible place;

(ii)	 A record of any violation of the Policy, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at lease five years after the end of the fiscal year in which the violation occurs;

(iii)	A copy of each report made by an Access Person as required by this section must be maintained for at lease five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

(iv)	 A record of Access Persons who are or, within the past five years, were, required to make reports under this Policy or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and

(v)	  A copy of each report prepared by the Code Officer required by this section must be maintained for at lease five years after the end of the fiscal yea in which it is made, the first two years in an easily accessible place.

(vi)	 A record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of IPO or Limited Offering Securities for at least five years after the end of the fiscal year in which the approval is granted


E.	Certification to the Company.

The Code Officer shall annually prepare a written report to be presented to the Board of Directors detailing (i) any issues arising under this Policy since the preceding report, including information about material violations of this Policy and sanction imposed in response to such material violations; and (ii) a certification, in the form of Appendix A-4 hereto, that this Policy as currently in effect is designed to be reasonably necessary to prevent Access Persons from violating this Policy.


Appendices

Appendix A-1	Securities Account Identification Form
Appendix A-2	Quarterly Report Form
Appendix A-3	Initial/Annual Holdings Report Form
Appendix A-4	Form of Certification to  the Company

Appendix B-1	List of Access Persons
Appendix B-2	Access Person/Access Person Certification


                              A-1:  Securities Account Identification Form


This report is being submitted pursuant to the Policy established by Kala Investment Corp. ("Company") The undersigned certifies that the following is an accurate and complete listing of all securities accounts in which I have a Beneficial Interest <FN4> and that I will inform the Company, in writing, of any additional such account that may be established not later than 10 after the calendar quarter in which such additional account is established:



Date                    Name of the Account/        Name of Broker/
Established             Account No.                 Bank Adviser

___________________     ______________________      _____________________

___________________     ______________________      _____________________





Name of Reporting Person (Print):	_________________________________

Signature of Reporting Person:	_________________________________

Date of Submission		_________________________________

Note:	Report must be filed within ten days of the end of the calendar quarter to which the report relates.


                                                A-2:  Quarterly Report Form


                            Kala Investment Corp.
       Quarterly Securities Transaction Report for the quarter ended:

FROM:

1.	This report is being submitted pursuant to the  Policy established by
Kala Investment Corp. The undersigned certifies that the transactions described below were purchased or sold in reliance upon public information lawfully obtained and were not based upon information obtained as a result of any affiliation with Kala Investment Corp.

2.	Please Check One:

_  The undersigned had no reportable securities transactions during the
   above-referenced quarterly period.   OR

_ Please see attached confirmation/statement relating to reportable securities transactions during the above referenced period, which statement includes
   all of the information indicated in the table below.   OR

_ The undersigned had the following reportable securities transactions during the above referenced period:


Date    Transaction    Security    Amount      Price/    Broker    Total
                       (interest   (principal  Share               Commission
                       rate/mat-   amount, if
                       urity       applicable)
                       date, if
                       applicable)

Example:

1/3/00  Sold           IBM Common  100 Shares  $48 1/2   Paine     $148
                                                         Webber


1/25/00 Buy            NYC         $5000          -        -        N/A
                       Housing
                       Bond
                       7.25%,
                       12/31/08



___________________________________________________________________________


3. _ The undersigned certifies that an accurate listing of all securities accounts in which I have a Beneficial Interest is on file with the Company. OR

   _ During the above-referenced quarterly period, the following account(s) in which I have a Beneficial Interest was established:



Date                   Name of the Account/      Name/Address of
Established            Account No.               Broker/Bank/Adviser

_________________      ____________________      ___________________




I certify that the information I am providing in this report is accurate and includes all transactions pursuant to which, and account in which, I acquired direct or indirect beneficial ownership of a security, other than transactions in U.S. Government securities, transactions in mutual fund shares or transactions in accounts over which I have no direct or indirect influence or control in accordance with a determination to that effect under the Policy. This report shall not be construed as an admission that I have or have had any direct or indirect beneficial ownership in the securities listed.


Signature of Reporting Person:	_________________________________


Date of Submission		_________________________________


Note:	Report must be filed within ten days of the end of the calendar quarter to which the report relates.






                                  A-3:   Initial/Annual Holdings Report Form


This report is being submitted pursuant to the Policy established by Kala Investment Corp. ("Company") The undersigned certifies that the following is an accurate and complete listing of all Covered Securities in which I have a Beneficial Interest,<FN5>

_ 	As of the date on which I became an "Access Person" under the Policy.  OR

_  As of December 31, 200__.


Broker         Account      Security         No. of Shares       Amount
Name and         No.        (include
Address                     CUSIP, if
Account No.                 available)


__________    __________    ___________      ____________      ___________




Name of Reporting Person (Print):	_________________________________


Signature of Reporting Person:	_________________________________


Date of Submission		_________________________________








Note:	Report must be filed within ten days of the end of the calendar quarter to which the report relates.


Appendix B-1:  Access Persons Identified as AAccess Persons=

Standard for Identifying Access Persons who are AAccess Persons= under this Policy.

A.	All directors and officers of the Company, except those directors
   (AIndependent Directors=) who are not Ainterested persons= of the Company within the meaning of Section 2(a)(19) of the 1940 Act.

Analysis: As of March 1, 2000, the Company=s officer and directors were (*denotes Aindependent directors):


Name                      Position with the Company


Arthur Udell              Director, Treasurer and Secretary

Morvin Leibowitz          Director and President

Susan Barone*             Independent Director

Stanley Drachman*         Independent Director

Madeline Gardner**        Director and Assistant Treasurer

B.	Any Access Person, who, in connection with his or her regular functions or duties: (1) makes or participates in the making of recommendations regarding the purchase or sale of Covered Securities, or obtains information regarding the purchase or sale of Covered Securities by the Company; or (2) whose functions relate to the making of any recommendations with respect to the purchases or sales of securities by the Company.

          Analysis: Day-to-day portfolio management is the responsibility of Messrs. Udell and Leibowitz, in their capacity as President and Vice President, respectively. These officers are the only Access Persons who, in the ordinary course of their duties may obtain information about the purchase or sale of Covered Securities by the Company.

C.	Any natural person in a control relationship to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of Covered Securities by the Company.

          Analysis: The Company is controlled by Mr. Udell, Mrs. Arthur Udell and Mr. Leibowitz, who together hold all of the Company=s outstanding voting securities. As noted above, Messrs. Udell and Leibowitz are Access Persons of the Company. Mrs. Udell, however, does not obtain information regarding the purchase or sale of Covered Securities by the Company and thus is not an Access Person subject to the reporting requirements of this Policy.

Based on the foregoing, certain Access Persons have been identified AAccess Persons= within the meaning of Rule 17j-1 and for purposes of this Policy. Their names and the date on which each became an AAccess Person= are as follows:


Access Person                  Date

Arthur Udell                   [before February 29, 2000]

Morvin Leibowitz               [before February 29, 2000]

Madeline Gardner**             [before February 29, 2000]


** Ms. Gardner resigned, effective July 5, 2000





<FN1>  Rule 17j-l makes it unlawful for certain persons associated with investment companies to engage in conduct which is deceitful, fraudulent, or manipulative, or which involves false or misleading statements, in connection with the purchase or sale of a security held or proposed to be acquired by an investment company.

<FN2>  For example, information that has been published in a newspaper or magazine of general publication, such as Reuters or The Wall Street Journal would be deemed to have been effectively communicated to the public.

<FN3>  Examples of information that should be presumed ?material? include but are not limited to information relevant to dividend changes, earnings estimates, significant changes in relationships with clients, suppliers and key personnel, mergers or acquisitions, major litigation or significant new products or discoveries. This list is not exhaustive.

<FN4>  If in doubt as to whether an Access Person has a Beneficial Interest in any securities account, the Access Person may state on any form required to be completed under the provisions of this Code that he/she disclaims any beneficial ownership in the securities involved.

<FN5>  If in doubt as to whether an Access Person has a Beneficial Interest in any securities account, the Access Person may state on any form required to be completed under the provisions of this Code that he/she disclaims any beneficial ownership in the securities involved.




Effective with repsect to periods ended after March 31, 2000_
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